As filed with the Securities and Exchange Commission on April 17, 2019

Registration No. 333-58298

Registration No. 333-129152

Registration No. 333-147448

Registration No. 333-161459

Registration No. 333-168588

Registration No. 333-183142

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-58298

FORM S-8 REGISTRATION STATEMENT NO. 333-129152

FORM S-8 REGISTRATION STATEMENT NO. 333-147448

FORM S-8 REGISTRATION STATEMENT NO. 333-161459

FORM S-8 REGISTRATION STATEMENT NO. 333-168588

FORM S-8 REGISTRATION STATEMENT NO. 333-183142

UNDER THE SECURITIES ACT OF 1933

BELMOND LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0223493
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22 Victoria Street

Hamilton HM 12, Bermuda

(Address of principal executive offices, including zip code)

ORIENT-EXPRESS HOTELS LTD. 2000 STOCK OPTION PLAN

ORIENT-EXPRESS HOTELS LTD. 2004 STOCK OPTION PLAN, as amended

ORIENT-EXPRESS HOTELS LTD. 2007 PERFORMANCE SHARE PLAN

ORIENT-EXPRESS HOTELS LTD. 2009 SHARE AWARD AND INCENTIVE PLAN, as amended

(Full titles of the plans)

Richard M. Levine

Belmond USA Inc.

441 Lexington Avenue

New York, NY 10017

(212) 302-5055

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Craig A. Roeder

Thomas Hughes

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60601

(312) 861-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

DEREGISTRATION OF SHARES

Belmond Ltd., an exempted company incorporated in Bermuda and formerly known as Orient-Express Hotels Ltd. (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister the Class A common shares, par value $0.01 per share, of the Registrant (the “Class A Shares”), the Class B common shares, par value $0.01 per share, of the Registrant (the “Class B Shares”) and the attached preferred share purchase rights (the “Preferred Share Purchase Rights”), as applicable, previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•                  Registration Statement No. 333-58298, relating to the registration of 570,000 Class A Shares, 180,000 Class A Shares and Class B Shares and 750,000 Preferred Share Purchase Rights under the Orient-Express Hotels Ltd. 2000 Stock Option Plan, filed with the Commission on April 5, 2001;

•                  Registration Statement No. 333-129152, relating to the registration of 500,000 Class A Shares and Class B Shares and 500,000 Preferred Share Purchase Rights under the Orient-Express Hotels Ltd. 2004 Stock Option Plan, filed with the Commission on October 20, 2005;

•                  Registration Statement No. 333-147448, relating to the registration of 500,000 Class A Shares and 500,000 Preferred Share Purchase Rights under the Orient-Express Hotels Ltd. 2004 Stock Option Plan, as amended, and 500,000 Class A Shares and 500,000 Preferred Share Purchase Rights under the Orient-Express Hotels Ltd. 2007 Performance Share Plan, filed with the Commission on November 16, 2007;

•                  Registration Statement No. 333-161459, relating to the registration of 2,579,798 Class A Shares and 2,579,798 Preferred Share Purchase Rights under the Orient-Express Hotels Ltd. 2009 Share Award and Incentive Plan, filed with the Commission on August 20, 2009;

•                  Registration Statement No. 333-168588, relating to the registration of 4,000,000 Class A Shares and 4,000,000 Preferred Share Purchase Rights under the Orient-Express Hotels Ltd. 2009 Share Award and Incentive Plan, as amended, filed with the Commission on August 6, 2010; and

•                  Registration Statement No. 333-183142, relating to the registration of 5,000,000 Class A Shares and 5,000,000 Preferred Share Purchase Rights under the Orient-Express Hotels Ltd. 2009 Share Award and Incentive Plan, as amended, filed with the Commission on August 8, 2012.

On April 17, 2019, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 13, 2018 (the “Merger Agreement”), by and among the Registrant, LVMH Moët Hennessy - Louis Vuitton SE (“LVMH”), Palladio Overseas Holding Limited (“Holding”), and Fenice Ltd. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of Holding and an indirect subsidiary of LVMH.

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements and, in accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered but that remain unsold at the termination of the offering, hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities of the Registrant registered but remaining unsold or unissued under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York on this 17th day of April, 2019.

BELMOND LTD.

By:	/s/ Richard M. Levine
	Name:	Richard M. Levine
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.